UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Forward Air Corporation

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April 24, 2006
Dear Fellow Shareholder:
     On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Tuesday, May 23, 2006, at 8:00 a.m., EDT, at the Hilton Atlanta Airport, 1031 Virginia Avenue, Atlanta, Georgia 30354.
     YOUR VOTE IS IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.
     I hope you will be able to join us, and we look forward to seeing you in Atlanta.

Sincerely yours,

Bruce A. Campbell
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2006
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 — APPROVAL OF THE COMPANY’S 2006 NON-EMPLOYEE DIRECTOR STOCK PLAN
APPENDIX A

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2006
To the Shareholders of Forward Air Corporation:
     The Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Tuesday, May 23, 2006, beginning at 8:00 a.m., EDT, at the Hilton Atlanta Airport, 1031 Virginia Avenue, Atlanta, Georgia 30354.
     Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.
     The purposes of this meeting are:
1.	To elect eight members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2007;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

3.	To approve the Company’s 2006 Non-Employee Director Stock Plan; and

4.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.
     We will make available a list of shareholders of record as of the March 15, 2006 record date for inspection by shareholders during normal business hours from April 26, 2006 until May 22, 2006 at the Company’s principal place of business, 430 Airport Road, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.
     Only shareholders of the $0.01 par value common stock of the Company of record at the close of business on March 15, 2006 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person.
     It is important that your shares be represented at the Annual Meeting. Therefore, whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Matthew J. Jewell
Senior Vice President, General Counsel
and Secretary
Greeneville, Tennessee
April 24, 2006

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
(423) 636-7000
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
     This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Tuesday, May 23, 2006, beginning at 8:00 a.m., EDT, at the Hilton Atlanta Airport, 1031 Virginia Avenue, Atlanta, Georgia 30354, and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about April 24, 2006.
     You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each proxy will be voted FOR Proposals 1, 2 and 3 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.
     Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 15, 2006 (the “Record Date”). There were 31,554,216 shares of our $0.01 par value common stock issued and outstanding on the Record Date. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the Annual Meeting.
     The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.
     Any matter that properly comes before the Annual Meeting will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A properly executed proxy marked “Abstain” with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from any proposal that properly comes before the Annual Meeting will have no effect on whether the proposal is approved.
     Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for certain of the proposals contained in this Proxy Statement unless specifically instructed to do so by their clients. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.

     The Company will bear the cost of soliciting proxies for the Annual Meeting. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.
PROPOSAL 1 — ELECTION OF DIRECTORS
     At the date of this Proxy Statement, our Board is comprised of eight directors, six of whom are non-employee directors. There are eight nominees for election at the Annual Meeting of Shareholders, each to hold office until the next Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The Board of Directors recommends a vote FOR the election of the eight nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.
     The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board of Directors.
Director Nominees
     The following persons are the nominees for election to serve as directors. All director nominees presently serve on the Board. There are no family relationships between any of the director nominees. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

BRUCE A. CAMPBELL	Director since 1993
Greeneville, Tennessee	Age 54
     Mr. Campbell has served as a director since April 1993, as President since August 1998 and as Chief Executive Officer since October 2003. Mr. Campbell was Chief Operating Officer from April 1990 until October 2003 and Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as vice president of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell also serves as a director of Greene County Bancshares.

C. ROBERT CAMPBELL	Director since 2005
Coral Gables, Florida	Age 61
     Mr. Campbell has been Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was executive vice president and chief financial officer for TIMCO Aviation Services, Inc. From April 1998 to June 2000, Mr. Campbell was the president and chief executive officer of BAX Global, Inc., and from March 1995 to March 1998, he was executive vice president-finance and chief financial officer for Advantica Restaurant Group, Inc. Mr. Campbell is a Certified Public Accountant.

ANDREW C. CLARKE	Director since 2001
Greeneville, Tennessee	Age 35
     Mr. Clarke has served as a director and as Chief Financial Officer, Senior Vice President and Treasurer since April 2001. In April 2000, Mr. Clarke began serving as Chief Financial Officer, Senior Vice President and director of a Company subsidiary that provided Internet and technology services and support to our operations. From August 1998 to March 2000, Mr. Clarke was an investment banker with Deutsche Banc Alex. Brown in the Global Transportation Group. Mr. Clarke has an MBA from the Graduate School of Business at the University of Chicago. Mr. Clarke also serves as a director of Pacer International, Inc.

RICHARD W. HANSELMAN	Director since 2004
Nashville, Tennessee	Age 78
     Mr. Hanselman has served as Chairman of the Board of the Company since May 2005. Mr. Hanselman has been a director of ArvinMeritor, Inc., a global supplier of a broad range of systems, modules and components to the motor vehicle industry, since July 2000. Mr. Hanselman was a director of Arvin Industries, Inc. from 1983 until it merged with ArvinMeritor, Inc. Mr. Hanselman was the non-executive chairman of the board of Health Net, Inc., a managed care provider, from May 1999 until December 2003, and he continued to serve as a director until May 2005. Mr. Hanselman also served as a director of predecessor corporations of Health Net, Inc. Formerly, Mr. Hanselman was chairman, president and chief executive officer of Genesco, Inc. from May 1980 until January 1986. In addition, Mr. Hanselman is an Honorary Trustee of the Committee for Economic Development.

C. JOHN LANGLEY, JR.	Director since 2004
Knoxville, Tennessee	Age 60
     Dr. Langley is The Logistics Institute Professor of Supply Chain Management and a member of the faculty of the School of Industrial and Systems Engineering at the Georgia Institute of Technology. Dr. Langley serves as Director of Supply Chain Executive Programs at Georgia Tech and as Executive Director of the Supply Chain Executive Forum. Prior to his September 2001 appointment with Georgia Tech, Dr. Langley served as a Professor at the University of Tennessee since September 1973, where most recently he was the Dove Distinguished Professor of Logistics and Transportation. Dr. Langley also is a director of UTi Worldwide Inc.

G. MICHAEL LYNCH	Director since 2005
Bloomfield Hills, Michigan	Age 63
     Mr. Lynch is Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was vice president and controller. He also spent 29 years at Ford Motor Company, where his most recent position was controller, automotive components division, which ultimately became Visteon. While at Ford, Mr. Lynch held a number of varied financial assignments, including executive vice president and chief financial officer of Ford New Holland. Mr. Lynch also sits on the board of Champion Enterprises, Inc.

RAY A. MUNDY	Director since 2000
St. Louis, Missouri	Age 61
     Dr. Mundy has served as director of the Center for Transportation Studies and Barriger Endowed Professor of Transportation and Logistics at the University of Missouri since January 2000. From January 1996 until December 1999, he was the Taylor Distinguished Professor of Logistics and Transportation at the University of Tennessee. Also, while at the University of Tennessee, Dr. Mundy managed its Transportation Management & Policies Studies program and was one of the directors of its Supply Chain Forum. Additionally, Dr. Mundy serves as a consultant to both the public and private sectors and sits on advisory boards for Internet, transportation and logistics companies.

B. CLYDE PRESLAR	Director since 2004
Tampa, Florida	Age 51
     Mr. Preslar is Executive Vice President and Chief Financial Officer of Cott Corporation, the world’s leading supplier of retailer brand carbonated soft drinks. From April 1996 until August 2005, Mr. Preslar was chief financial officer and vice president of Lance, Inc., and was its secretary from February 2002 until August 2005. Mr. Preslar was director of finance at Black & Decker Corporation from July 1989 until April 1996. Mr. Preslar is a Certified Public Accountant and a Certified Management Accountant. Mr. Preslar also is a director of Alliance One International, Inc.
Board of Directors and Committees
     During 2005, the Board held eight meetings. The Board has four standing committees: an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee. The Audit Committee is scheduled to meet at least quarterly and the Corporate Governance and Nominating Committee is required under its charter to meet at least twice each year. The Compensation Committee does not have a formal meeting schedule, but is required to meet at least once each year. The Executive Committee meets as necessary and all actions taken by the committee are reported at the next meeting of the Board of Directors. The non-employee directors regularly meet in executive session without members of management present.
     All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which they served during 2005.

     The members of the Board of Directors and the committees of the Board on which they serve as of the date of this Proxy Statement are identified below.

Corporate
Governance
and
	Audit	Nominating	Compensation	Executive
Director	Committee	Committee	Committee	Committee
Bruce A. Campbell				*
C. Robert Campbell	*
Andrew C. Clarke				*
Richard W. Hanselman		*	*	*
C. John Langley, Jr.		*	* *
G. Michael Lynch	*
Ray A. Mundy		* *
B. Clyde Preslar	* *		*

*	Member

**	Chairman
     Below is a description of each committee of the Board. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee is “independent” as defined in the applicable listing standards of the National Association of Securities Dealers (“NASD”) and that each member is free of any relationship that would interfere with his individual exercise of independent judgment. The Board has adopted Corporate Governance Guidelines for its directors and written charters for the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee. The full text of the Corporate Governance Guidelines, each committee charter and the Company’s Code of Ethics are available on the Company’s Investor Relations website located at www.forwardair.com.
     We encourage, but do not require, directors to attend the Annual Meeting of Shareholders. All of last year’s director nominees attended the 2005 Annual Meeting of Shareholders.
Audit Committee
     The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Charter.
     The Board of Directors has determined that each of Messrs. Preslar, C.R. Campbell and Lynch meet the definition of an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee held six meetings during 2005.

Corporate Governance and Nominating Committee
     The Board is responsible for approving nominees for election as directors. To assist in this task, the Corporate Governance and Nominating Committee:
•	establishes procedures for evaluating the suitability of potential director nominees proposed by management or shareholders;

•	reviews qualifications of candidates for Board membership from whatever source received and identifies individuals qualified to become Board members, consistent with criteria established by the Board;

•	identifies and recommends to the Board the director nominees for election by the shareholders or appointment by the Board, as the case may be, and selects individuals to fill vacancies on the Board which occur between Annual Meetings of Shareholders;

•	conducts appropriate inquiries into the backgrounds and qualifications of potential candidates with the assistance of a professional search firm, if necessary;

•	reviews and recommends to the Board qualifications for Board membership, composition and size to ensure that the Board has the requisite experience and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	reviews and recommends to the Board compensation and benefits for directors; and

•	develops and recommends for Board approval procedures for annual evaluation of the Board and management.
     In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Corporate Governance and Nominating Committee seeks individuals with high professional ethics and values, relevant management and/or business experience and a commitment to enhancing shareholder value. In evaluating candidates for nomination, the Corporate Governance and Nominating Committee utilizes a variety of methods. The Corporate Governance and Nominating Committee regularly assesses the size of the Board, whether any vacancies are expected as a result of retirement or otherwise, and the need for particular skills and expertise on the Board. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, shareholders, professional search firms, officers or other persons. The Corporate Governance and Nominating Committee will review all candidates in the same manner regardless of the source of the recommendation.
     The Corporate Governance and Nominating Committee evaluates a candidate for director who was recommended by a shareholder in the same manner as a candidate recommended by other means. Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company at 430 Airport Road, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested. Each of the nominees for election as a director was nominated by the Board. Each of the nominees currently is a director.
     The Corporate Governance and Nominating Committee held five meetings during 2005.

Compensation Committee
     The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and administering the Company’s employee incentive plans and other employee benefit plans. For additional information, please refer to the Compensation Committee Report on Executive Compensation contained in this Proxy Statement. The Compensation Committee held seven meetings during 2005.
Executive Committee
     The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by the laws prescribed by the Tennessee Business Corporation Act and the Bylaws of the Company. The Executive Committee did not meet in 2005.
Shareholder Communications With The Board
     Any shareholder who wishes to send communications to the Board or any individual director may do so by writing to the Board of Directors in care of Matthew J. Jewell, Secretary, Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. The Secretary will then forward all appropriate communication to the Board of Directors or the individual Board member. Your letter should indicate that you are a shareholder.
Compensation of Directors
     Employee directors of the Company do not receive additional compensation for serving as members of the Board of Directors or on any Board committee. During 2005, non-employee directors, other than Richard W. Hanselman, were paid an annual retainer of $20,000 in quarterly installments. On May 26, 2005, Mr. Hanselman was appointed Chairman of the Board. Effective with his appointment, Mr. Hanselman’s annual retainer, paid quarterly, was increased to $50,000 and he was not paid subsequent meeting attendance fees.
     The other non-employee directors were paid $1,500 for each Board and committee meeting attended in person and $750 for each meeting attended via teleconference. No additional fee was paid for committee meetings held on the same day as Board meetings. All directors were reimbursed reasonable travel expenses for meetings attended in person.
     The Chairman of the Audit Committee received an additional $10,000 annual retainer, also paid in quarterly installments. Other members of the Audit Committee received an additional $5,000 annual retainer paid in quarterly installments.
     Since adoption by the Company’s shareholders in 1996, the Company’s Non-Employee Director Stock Option Plan (the “1996 Director Option Plan”) has provided that on the first business day following each Annual Meeting of Shareholders each non-employee director is automatically granted an option to purchase 7,500 shares of common stock at an exercise price equal to the closing sales price of the common stock on the date of grant. On May 27, 2005, each non-employee director then serving was granted 7,500 options at an exercise price of $25.87 per share. Messrs. C.R. Campbell and Lynch were appointed to the Board subsequent to the 2005 Annual Meeting and have not received option grants under the 1996 Director Option Plan.

     On February 13, 2006, the Board adopted the Company’s 2006 Non-Employee Director Stock Plan, effective May 24, 2006, subject to the approval of a majority of the Company’s shareholders, in order to replace the 1996 Director Option Plan and to provide a continuing source of director incentives. See Proposal 3, “Approval of the Company’s 2006 Non-Employee Director Stock Plan.”
Certain Relationships and Related Transactions
     Scott M. Niswonger, director and Chairman of the Board until May 26, 2005, owns a majority interest in the parent company of Landair Transport, Inc. (“Landair”). Until September 2005, the Company had a sublease with Landair pursuant to which the Company sublet to Landair a portion of the Company’s headquarters in Greeneville, Tennessee that is leased from the Greeneville-Greene County Airport Authority. The Company sublet the facility to Landair for consideration based upon the cost of such facility to the Company and an agreed-upon percentage of usage. The total sublease rental charged to Landair in 2005 was approximately $17,000.
     The Company purchases air transportation services from Sky Night, L.L.C. (“Sky Night”), a limited liability corporation owned Mr. Niswonger. The air charter expense totaled approximately $105,000 in 2005. In addition, the Company has a sublease with Sky Night under which the Company subleases hangar space for aircraft at its Greeneville, Tennessee headquarters. The total sublease rental charged to Sky Night in 2005 was approximately $35,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer and five other highest paid executive officers (the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2005.
     Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number		Percent(%)(2)(3)
Directors, Nominees and Named Executive Officers
Bruce A. Campbell	471,085	(4)	1.5
C. Robert Campbell	—		*
Andrew C. Clarke	291,417	(5)	*
Richard W. Hanselman	19,500	(6)	*
C. John Langley, Jr.	13,800	(7)	*
G. Michael Lynch	500		*
Ray A. Mundy	64,747	(8)	*
B. Clyde Preslar	19,125	(6)	*
Rodney L. Bell	262,524	(9)	*
Craig A. Drum	107,968	(10)	*
Matthew J. Jewell	212,986	(11)	*
Chris C. Ruble	166,709	(12)	*
All directors and executive officers as a group (12 persons)	1,630,361		5.2

Other Principal Shareholders
Columbia Wanger Asset Management, L.P.	2,415,000	(13)	7.7
FMR Corp.	2,262,938	(14)	7.2
Kayne Anderson Rudnick Investment Management, LLC	2,048,194	(15)	6.5
Federated Investors, Inc.	1,754,791	(16)	5.6

*	Less than one percent.

(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

(2)	The percentages shown for directors, nominees and Named Executive Officers are based on 31,554,216 shares of common stock outstanding on the Record Date.

(3)	The percentages shown for other principal shareholders are based on 31,360,842 shares of common stock outstanding on December 31, 2005.

(4)	Includes 432,006 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date; however, 115,000 of such shares are subject to certain exercise restrictions pursuant to an Option Restriction Agreement between Mr. Campbell and the Company.

(5)	Includes 276,250 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date; however, 127,500 of such shares are subject to certain exercise restrictions pursuant to an Option Restriction Agreement between Mr. Clarke and the Company.

(6)	Includes 18,750 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.

(7)	Includes 13,125 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.

(8)	Includes 63,750 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date.

(9)	Includes 225,002 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date; however, 99,375 of such shares are subject to certain exercise restrictions pursuant to an Option Restriction Agreement between Mr. Bell and the Company.

(10)	Includes 97,500 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date; however, 71,250 of such shares are subject to certain exercise restrictions pursuant to an Option Restriction Agreement between Mr. Drum and the Company.

(11)	Includes 200,402 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date; however, 108,750 of such shares are subject to certain exercise restrictions pursuant to an Option Restriction Agreement between Mr. Jewell and the Company.

(12)	Includes 155,000 shares that are issuable pursuant to stock options exercisable within 60 days of the Record Date; however, 99,375 of such shares are subject to certain exercise restrictions pursuant to an Option Restriction Agreement between Mr. Ruble and the Company.

(13)	Columbia Wanger Asset Management, L.P. (“WAM”) and its corporate general partner, WAM Acquisition GP, Inc. (“WAM GP”), 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606, reported beneficial ownership of the shares as of December 31, 2005 in a Schedule 13G/A filed with the SEC. WAM, an investment adviser, reported having sole voting and dispositive power over the shares and WAM GP reported having shared voting and dispositive power over the shares.

(14)	FMR Corp., a parent holding company of Fidelity Management & Research Company (“Fidelity”) and Edward C. Johnson 3d, Chairman of FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, reported beneficial ownership of the shares as of December 31, 2005 in a Schedule 13G/A filed with the SEC. FMR Corp. was reported to have sole voting power over 821,559 of the shares, sole dispositive power over the shares, and no shared voting or dispositive power over the shares. Fidelity, an investment adviser, was reported to beneficially own 1,469,554 of the shares. Mr. Johnson and FMR Corp., through its control of Fidelity, and various Fidelity funds (“Fidelity Funds”) each were reported to have sole dispositive power over 1,469,554 of the shares. Neither FMR Corp. nor Mr. Johnson had sole voting power over the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Board of Trustees.

(15)	Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”), 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067, reported beneficial ownership of the shares as of December 31, 2005 in a Schedule 13G/A filed with the SEC. Kayne Anderson, an investment adviser, had sole voting and dispositive powers over all of the shares and no shared voting or dispositive power over the shares.

(16)	Federated Investors, Inc. (“Federated”), Federated Investors Tower, Pittsburg, Pennsylvania 15222, reported beneficial ownership of the shares as of December 31, 2005 in a Schedule 13G filed with the SEC. All of Federated’s shares were reported as being held in the Voting Shares Irrevocable Trust (the “Trust”), for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). Federated and the Trust were reported to have sole voting and dispositive power over the shares and no shared voting or dispositive power over the shares. The Trustees were reported to have shared voting and dispositive power over the shares and no sole voting or dispositive power over the shares. Each of Federated, the Trust, and the Trustees declared that this information should not be construed as an admission that they were the beneficial owners of the shares and expressly disclaimed beneficial ownership of the shares.

Compensation of Executive Officers in 2005
     The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Named Executive Officers for the years shown in all capacities in which they served.
Summary Compensation Table

					Long-Term
					Compensation
					Awards
					Number of
		Annual Compensation			Securities	All Other
				Other Annual	Underlying	Compensation
Name and Principal Positions	Year	Salary	Bonus	Compensation (1)	Options (2)	(3)
Bruce A. Campbell	2005	$291,000	$150,000	$102,044	150,000	$10,503
Chief Executive Officer	2004	291,000	330,000	—	—	10,688
and President	2003	262,077	100,000	—	225,000	9,000

Andrew C. Clarke	2005	$209,043	$109,750	$4,113	150,000	$11,521
Chief Financial Officer,	2004	197,596	209,000	—	30,000	10,511
Senior Vice President and	2003	174,385	100,000	—	45,000	9,793
Treasurer

Rodney L. Bell	2005	$164,704	$87,400	$1,428	112,500	$12,403
Chief Accounting Officer,	2004	156,779	166,500	—	30,000	11,158
Vice President and Controller	2003	147,808	50,000	—	—	9,917

Craig A. Drum	2005	$164,704	$87,400	$2,744	75,000	$9,000
Senior Vice President,	2004	156,779	166,500	—	30,000	9,000
Sales	2003	153,058	50,000	—	—	10,238

Matthew J. Jewell	2005	$164,704	$87,400	$2,986	112,500	$12,512
Senior Vice President,	2004	126,765	166,500	—	30,000	10,637
General Counsel and Secretary

Chris C. Ruble	2005	$164,704	$87,400	$2,488	112,500	$12,080
Senior Vice President,	2004	156,779	166,500	—	30,000	10,618
Operations	2003	153,058	50,000	—	—	10,215

(1)	These amounts represent reimbursement for payroll taxes incurred in conjunction with the exercise of non-qualified stock options.

(2)	The option amounts and prices are adjusted to reflect the April 1, 2005 three-for-two stock split.

(3)	Includes car allowance and employer matching portion of 401(k) contributions, as applicable.

2005 Option Grants, Aggregated Option Exercises and Option Values
          During 2005, the Company awarded stock options to the Named Executive Officers as set forth in the following table. The Company has not granted and does not have any stock appreciation rights outstanding.
Option Grants in Last Fiscal Year (1)

	Individual Grants
		Percent of
		Total
	Number of	Options
	Securities	Granted to	Exercise		Potential Realizable Value at Assumed
	Underlying Options	Employees	or Base		Annual Rates of Stock Price
	Granted	in Fiscal	Price	Expiration	Appreciation for Option Term (3)
Name	(2)	Year	($/Share)	Date	5%	10%
Bruce A. Campbell	150,000	15.23%	$28.97	02/14/2015	$2,732,862	$6,925,608
Andrew C. Clarke	150,000	15.23	28.97	02/14/2015	2,732,862	6,925,608
Rodney L. Bell	112,500	11.42	28.97	02/14/2015	2,049,646	5,194,206
Craig A. Drum	75,000	7.61	28.97	02/14/2015	1,366,431	3,462,804
Matthew J. Jewell	112,500	11.42	28.97	02/14/2015	2,049,646	5,194,206
Chris C. Ruble	112,500	11.42	28.97	02/14/2015	2,049,646	5,194,206

(1)	The option amounts and prices are adjusted to reflect the April 1, 2005 three-for-two stock split.

(2)	All options listed were granted pursuant to the 1999 Stock Option and Incentive Plan (the “1999 Plan”). Option exercise prices are defined in the 1999 Plan as the average of the closing bid and ask prices on the last trading date preceding the grant date.

(3)	Potential realizable values are based on assumed annual rates of return specified by SEC rules. The Company’s management has consistently cautioned shareholders and option holders that such increases in values are based on speculative assumptions and should not inflate expectations of the future value of their holdings.
          The following table sets forth the year-end aggregated option exercises and the year-end value of unexercised options held by the Named Executive Officers.
Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values (1)

	Option Exercises		Number of
	In Last Year		Securities Underlying		Value of Unexercised
	Shares		Unexercised Options		In-The-Money Options
	Acquired	Value	at Fiscal Year-End		at Fiscal Year-End (2)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce A. Campbell	248,999	$7,765,391	432,006	—	$7,955,339	$—
Andrew C. Clarke	12,500	283,683	291,250	—	3,516,675	—
Rodney L. Bell	22,500	382,635	225,002	—	2,565,784	—
Craig A. Drum	18,750	259,981	97,500	—	977,175	—
Matthew J. Jewell	9,598	205,938	200,402	—	2,430,182	—
Chris C. Ruble	19,750	449,748	155,000	—	1,616,875	—

(1)	The option amounts and prices are adjusted to reflect the April 1, 2005 three-for-two stock split.

(2)	Represents the closing price for the common stock on the last trading day of 2005 of $36.65 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 30, 2005 closing price.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements
          In October 2003, the Company entered into an employment agreement with Bruce A. Campbell, the Company’s President and Chief Executive Officer (the “2003 Agreement”), with a term expiring in October 2006. The term of Mr. Campbell’s employment has been extended until the day before the Company’s Annual Meeting of Shareholders in 2008 pursuant to an employment agreement and restrictive covenants agreement entered into between the Company and Mr. Campbell in January 2006.
          Pursuant to the 2003 Agreement, Mr. Campbell’s annual base salary for 2005 was $300,000. Upon certain circumstances, including upon early involuntary termination of Mr. Campbell’s employment with the Company, the 2003 Agreement provided that the Company may have been obligated to pay Mr. Campbell an amount equal to his annual base salary for one year, including any earned and unpaid bonus of up to 50% of his annual base salary, and health insurance payments for one year. In addition to his base salary, in 2005 Mr. Campbell was granted options to purchase up to 150,000 shares of common stock at $28.97 per share and was awarded a cash incentive bonus of $150,000. Mr. Campbell was also eligible for participation in the Company’s other benefit plans and was bound by the terms of a non-competition agreement. The non-competition agreement also has been replaced by the restrictive covenants agreement entered into in January 2006.
          In the event of a Change of Control (as defined in the 2003 Agreement) resulting in the termination of Mr. Campbell’s employment, he would have been immediately entitled to (i) an amount equal to his annual base salary, payable in installments over the 24 months following the date of the Change of Control; (ii) payment of the maximum amount earned as a year-end bonus; (iii) any earned and unpaid bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses and any other benefits owed under any written employee benefit plan or policy of the Company; (iv) the vested portion of his stock options and the acceleration and immediate vesting of the unvested portion of his stock options; and (v) continued coverage under the Company’s employee medical and life insurance plans for the 12 month period following the date of the Change of Control. Mr. Campbell would have had two years from the date of the Change of Control to exercise all vested stock options.
          In the event of a Change of Control involving the continued employment of Mr. Campbell, he would have been entitled to compensation and benefits consistent with the terms of the 2003 Agreement.
Compensation Committee Interlocks and Insider Participation
          During all of 2005, the Compensation Committee was fully comprised of independent non-employee directors. Since May 26, 2005, Messrs. Hanselman, Langley and Preslar have been members of the Compensation Committee.
Compensation Committee Report on Executive Compensation
          The Compensation Committee administers the Company’s general compensation policies on executive officer compensation. During 2005, all members of the Compensation Committee were independent non-employee directors. It is the responsibility of the Compensation Committee to determine whether the executive compensation policies are reasonable and appropriate to meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

General Compensation Philosophy
          The three components of executive officer compensation are base salary, annual incentive bonus and long-term incentive awards. In addition to the Compensation Committee’s determinations on base salary, incentive bonus and long-term incentive awards, the Compensation Committee administers the Company’s employee stock purchase plan and two stock option and incentive plans and determines the awards to be granted to executive officers. The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company’s financial performance, annual budget, position within its industry sector and the compensation policies of similar companies in its business sector. The Compensation Committee believes that in addition to corporate performance, it is appropriate to consider, in setting and reviewing executive compensation, the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors are taken into account in considering levels of compensation and are applied subjectively by the Compensation Committee.
Base Salaries
          Each executive officer’s base salary is generally established on a basis which takes into account the executive’s responsibilities and duties. The base salaries of individual executives vary based on factors such as the executive’s contributions to the Company’s goals and objectives, level of experience, scope of responsibility and anticipated potential.
Incentive Bonuses
          The Company has an employee cash incentive plan, which provides for quarterly or annual cash incentive payments to key employees and executive officers based on the Company’s results of operations. The goals of the cash incentive plan are established based on operating plans for the year, and amounts payable under the cash incentive plan are determined based on the results of the Company’s operations.
Long-Term Incentives
          The Company has two long-term incentive plans administered by the Compensation Committee to attract, retain and reward executive officers and key employees. The Company’s 1999 Plan provides for issuance of up to 4,500,000 shares of common stock from awards of options, stock appreciation rights and restricted stock. During 2005, stock options totaling 985,002 were granted under the 1999 Plan and 1,315,266 shares remained available for future grants at December 31, 2005. The Company’s 1992 Stock Option and Incentive Plan (the “1992 Plan”) provided for issuance of up to 4,500,000 shares of common stock, but further grants under the 1992 Plan ceased upon its expiration in 2002. At December 31, 2005, a total of 57,755 options remained outstanding under the 1992 Plan.
          The Company also has an employee stock purchase plan under which all executive officers are entitled to participate unless they own five percent or more of the total shares of outstanding common stock of the Company.
Chief Executive Officer Compensation
          The level of base salary and annual incentive bonus paid to Bruce A. Campbell, the Company’s Chief Executive Officer, in 2005 were established pursuant to the terms of an employment agreement entered into in October 2003. The annual incentive bonus paid to Mr. Campbell was based on the achievement of certain goals and financial performance criteria established by the Board of Directors, in addition to Mr. Campbell’s individual contributions. In February 2005, the Compensation Committee also awarded 150,000 incentive stock options to Mr. Campbell.
Tax Deductibility Limits on Executive Compensation
          Section 162(m) of the Internal Revenue Code of 1986, as amended and any successor thereto (the “Code”), was enacted as part of the 1993 Omnibus Budget Reconciliation Act and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company’s Chief Executive Officer or any other of the most highly compensated officers. The Compensation Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules of the Code, executive compensation pursuant to the 1992 Plan and the 1999 Plan is expected to qualify as “performance-based” compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from the limit. The Compensation Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the present levels of executive officer compensation. In any event, the Compensation Committee believes that performance-based compensation is desirable and can be structured in a manner to qualify as performance-based compensation under Section 162(m).
C. John Langley, Jr. Chairman
Richard W. Hanselman
B. Clyde Preslar
          The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
Audit Committee Report
          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2005 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee’s function is more fully described in its charter. The Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under the NASD listing standards for audit committee members and has determined that each member of the Committee meets that standard.
          Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting.

          The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process, management’s assessment with respect thereto and the firm’s audit of the Company’s system of internal control over financial reporting.
          The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communications with Audit Committees.” In addition, Ernst & Young LLP has provided, and the Audit Committee has received, written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees, as amended.”
          In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting.
          Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.
          In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
B. Clyde Preslar, Chairman
C. Robert Campbell
G. Michael Lynch
          The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm
          The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2005 and 2004 were as follows:

	2005	2004
Audit Fees (1)	$711,093	$673,096
Audit-Related Fees (2)	60,000	51,014
Tax Fees (2)	199,742	87,285
All Other Fees (2)	66,148	175

(1)	Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements, and the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.
Pre-Approval Policies and Procedures
          The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2005 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm.
          A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to appropriate questions.
          This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.
The Board of Directors recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006.

PROPOSAL 3 — APPROVAL OF THE COMPANY’S 2006 NON-EMPLOYEE DIRECTOR STOCK PLAN
          The Board of Directors proposes modifying the form of compensation provided to its non-employee members to better align their interests with the interests of the Company’s shareholders. In this regard, at this year’s Annual Meeting, the Board of Directors asks shareholders to approve the Forward Air Corporation 2006 Non-Employee Director Stock Plan (the “2006 Director Stock Plan”) to replace the Company’s 1996 Director Option Plan.
          Currently, under the 1996 Director Option Plan, each non-employee director receives on the first business day following each Annual Meeting of Shareholders an automatic grant of an option for the purchase of 7,500 shares of common stock. If the 2006 Director Stock Plan is approved, no further option grants will be made under the 1996 Director Option Plan. Instead of such option grants, each non-employee director will receive an automatic annual grant of 2,250 restricted shares of common stock that will be subject to a three-year vesting schedule. Until vested, these shares will be restricted so that the director may not sell or otherwise dispose of the shares. These shares will be subject to forfeiture if the director leaves the Board for any reason other than death or total disability prior to their scheduled vesting. The Company will reserve 200,000 shares of its common stock for issuance under the 2006 Director Stock Plan which is projected to enable the Company to operate the 2006 Director Stock Plan for approximately eight to ten years.
          The following description of the principal features of the 2006 Director Stock Plan is qualified in its entirety by reference to the applicable provisions of the plan document. The full text of the 2006 Director Stock Plan is attached to this Proxy Statement as Appendix A.
          If the Company’s shareholders do not approve the 2006 Director Stock Plan, the Company will continue to operate the 1996 Director Option Plan in its current form. Please write to the Secretary at the address on the cover of this Proxy Statement to request a copy of the 1996 Director Option Plan.
Summary of Material Provisions of the 2006 Director Stock Plan
          Purpose: The 2006 Director Stock Plan is designed to better enable the Company to attract and retain well-qualified persons for service as directors of the Company. The plan provides directors with an opportunity to increase their ownership interest in the Company and thereby increase their personal interest in the Company’s continued success.
          Eligibility: All members of the Board of Directors who are not employees or officers of the Company will participate in the 2006 Director Stock Plan. As of April 24, 2006, six directors are eligible to participate.
          Shares Subject to the Plan: The 2006 Director Stock Plan authorizes the issuance of up to 200,000 shares of the common stock of the Company in the form of restricted share awards. If any of the awarded shares are forfeited, they will be restored to the 2006 Director Stock Plan and will be available for regrant. The number and kind of shares issuable under the 2006 Director Stock Plan, and with respect to outstanding and subsequent awards, will be adjusted to reflect any reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in capitalization of the Company. The common stock issued under the Plan will come from authorized but unissued shares of common stock, treasury shares, purchases by the Company on the open market or from any other proper source.

          Grants of Restricted Shares: On the first business day after each Annual Meeting of the Shareholders, each non-employee director will automatically be granted an award of 2,250 restricted shares of common stock of the Company. In order to comply with applicable federal laws, the initial grant to be made after this year’s Annual Meeting may be delayed until the Company files an effective registration statement for the shares with the SEC. Anyone who becomes an eligible director of the Company at a time other than the date of an Annual Meeting of Shareholders will receive, within 30 days of becoming an eligible director, a pro-rata grant of restricted shares reflecting the balance of the period remaining until the next Annual Meeting of Shareholders.
          Terms and Conditions of Share Awards: Each grant of restricted shares will be evidenced by an award agreement setting forth the terms and conditions of the award. All restricted share awards will be nonvested and forfeitable when granted. The restricted shares will become vested and nonforfeitable in equal annual installments over three years. Until vested, the director may not sell, assign, pledge or otherwise dispose of the shares, but otherwise will have all incidents of ownership of such shares. Unless the Board of Directors determines otherwise in its discretion, the director will forfeit the nonvested shares upon ceasing to serve as a director for any reason other than death or disability. Nonvested restricted shares become fully vested if the director dies or becomes totally disabled. When the restricted shares become vested and nonforfeitable, the restrictions on transfer lapse.
          Nonvested restricted shares also become fully vested and nonforfeitable upon a change-in-control of the Company. A “change-in-control” means the happening of any of the following:
          (i) the acquisition, other than from the Company, in one or more transactions by any person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), of the beneficial ownership of more than a majority of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”);
          (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company;
          (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; or
          (iv) when, during any period of two consecutive years during the existence of the 2006 Director Stock Plan, the individuals who, at the beginning of such period, constitute the Board of Directors cease for any reason to constitute at least a majority of the members of the Board of Directors. Persons who were elected by or on the recommendation or approval of at least two-thirds of the members of the Board who were in office at the beginning of such period are deemed to have been in office during the two-year period for purposes of this provision.
          Elective Deferral of Restricted Shares: Each director may elect to defer receipt of the shares under a restricted share award until the director terminates service on the Board of Directors. Any such election must be made in accordance with applicable federal tax laws and is irrevocable once made. If a director elects to defer receipt of restricted shares, the Company will create a bookkeeping reserve account to which it will credit a number of stock units under the director’s name equal to the number of restricted shares that the director otherwise would have received on the respective grant date. Each stock unit represents the right to receive one share of common stock of the Company in the future when the director’s service terminates, subject to the same vesting terms and conditions that apply to the restricted share awards. The stock units do not represent actual ownership in shares and the director will not have voting rights or other incidents of ownership until the shares are issued. The Company will, however, credit dividend equivalent payments in the form of additional stock units to the bookkeeping reserve account on each cash dividend payment date.
          Administration: The Company’s Board of Directors is the plan administrator. As such, the Board of Directors has the power to construe the plan, to determine all questions arising under the plan and to adopt and amend rules and regulations for the administration of the plan. The Board of Directors does not, however, have discretion with respect to the amount and timing of the grant of restricted shares. The Board of Directors has discretion to modify or accelerate the time at which restricted shares become vested and nonforfeitable. Such discretion may be exercised with respect to future or then-outstanding grants of restricted shares and need not be exercised uniformly among all directors.
          Term of the Plan; Amendments: The 2006 Director Stock Plan will become effective on the day after the date of this year’s Annual Meeting of Shareholders if it is approved by the shareholders. It will continue in effect indefinitely until all shares of common stock approved for issuance under the plan have been issued, unless the Board of Directors acts to terminate the plan sooner. The Board of Directors may amend, suspend or terminate the 2006 Director Stock Plan or any portion of it at any time as it determines appropriate, without further action by the Company’s shareholders, except to the extent required by applicable law or by any stock exchanges upon which the common stock may be listed; provided, however, that no action of the Board of Directors to amend, suspend or terminate the plan may impair a director’s rights with respect to any grant of restricted shares previously made under the plan without the director’s consent. The 2006 Director Stock Plan also may be amended by the Board of Directors at any time, retroactively if required in the opinion of the Company, in order to ensure that the plan complies with the requirements of Section 409A of the Code.
NEW PLAN BENEFITS TABLE
PLAN NAME: 2006 NON-EMPLOYEE DIRECTOR STOCK PLAN

Name and Position	Value ($)		Number of Shares

Named Executive Officers (not eligible under Plan)	n/a		n/a

Executive Group (not eligible under Plan)	n/a		n/a

Non-Executive Director Group	n/a	(1)	13,500	(2)

Non-Executive Officer Employee Group (not eligible under Plan)	n/a		n/a

(1)	Not applicable because value of benefits or amounts is indeterminate. On the Record Date, the closing sale price per share of common stock, as reported on The NASDAQ National Market, was $36.50.

(2)	Assumes a grant of 2,250 shares of common stock to each of the six eligible non-employee directors on or after May 24, 2006.

          This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of the 2006 Non-Employee Director Stock Plan.
          The Board of Directors recommends that shareholders vote FOR approval of the 2006 Non-Employee Director Stock Plan.
Stock Performance Graph
          The following graph compares the percentage change in the Company’s cumulative shareholder return on its common stock with The NASDAQ Trucking and Transportation Stocks Index and The NASDAQ Stock Market Index commencing on the last trading day of December 2000 and ending on the last trading day of December 2005. The graph assumes a base investment of $100 made on December 29, 2000 and the respective returns assume reinvestment of all dividends. The comparisons in this graph are required by the SEC and, therefore, are not intended to forecast or necessarily be indicative of any future return on the common stock.

	2000	2001	2002	2003	2004	2005
Forward Air Corporation	$100	$91	$52	$74	$120	$148
NASDAQ Trucking and Transportation Stocks Index	100	118	120	172	221	231
NASDAQ Stock Market Index	100	79	55	82	89	91
Other Matters
     The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than ten percent of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, The NASDAQ Stock Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during 2005 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were timely satisfied.

Deadline for Submission to Shareholders of Proposals to be Presented at the 2007 Annual Meeting of Shareholders
          Any proposal intended to be presented for action at the 2007 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 25, 2006 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2007 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.
          For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2007 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company not later than March 10, 2007 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to March 10, 2007, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.
Householding of Annual Meeting Materials
          Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2006 Annual Meeting of Shareholders, Proxy Statement and 2005 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.
Miscellaneous
          It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

          A copy of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K/A are available upon written request. Requests should be made in writing to Matthew J. Jewell, Secretary of the Company, at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

By Order of the Board of Directors,

Matthew J. Jewell
Senior Vice President, General Counsel
and Secretary
Greeneville, Tennessee April 24, 2006

APPENDIX A
FORWARD AIR CORPORATION
2006 NON-EMPLOYEE DIRECTOR STOCK PLAN
SECTION 1. Purpose.
     The purposes of the 2006 Non-Employee Director Stock Plan (the “Plan”) are to attract and retain well-qualified persons for service as directors of Forward Air Corporation (the “Company”), to provide directors with an opportunity to increase their ownership interest in the Company, and thereby increase their personal interest in the Company’s continued success, through the grant of restricted shares (the “Award Shares”) of the $0.01 par value common stock of the Company (the “Common Stock”).
SECTION 2. Administration.
     Responsibility and authority to administer and interpret the provisions of the Plan shall be conferred upon the Company’s Board of Directors (the “Board”). The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend rules and regulations for the administration of the Plan. The Board may employ attorneys, consultants, accountants or other persons, and the Board, the Company and its officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Board shall be paid by the Company. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon all recipients who have received Award Shares, the Company and other interested persons. Notwithstanding the foregoing, the Board shall have no discretion with respect to the amount and timing of the grant of Award Shares, but shall have discretion to modify or accelerate the time at which Award Shares shall become vested and nonforfeitable and such discretion may be exercised with respect to future or then-outstanding grants of Award Shares and need not be exercised uniformly among all directors. No member of the Board shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or Award Shares made hereunder, and all members of the Board shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
SECTION 3. Shares of Common Stock Subject to the Plan.
     (a) Number of Shares Issuable Under the Plan. Award Shares with respect to up to Two Hundred Thousand (200,000) shares of Common Stock may be issued under this Plan. In the event that any Award Shares granted under this Plan, or Stock Units credited to a bookkeeping reserve account with respect to deferred Award Shares, are canceled, surrendered or forfeited for any reason, then the number of Award Shares and Stock Units which were canceled, surrendered or forfeited shall be added to the remaining number of shares of Common Stock for which Award Shares may be issued under the Plan.

     (b) Adjustments. The Board shall appropriately adjust the maximum number and kind of shares subject to the Plan, Stock Units credited under the Plan, and subsequent grants of Award Shares in the event of reorganization, recapitalization, stock split, reverse stock split, stock dividend, exchange or combination of shares, merger, consolidation, rights offering, or any change in capitalization of the Company.
     (c) Source of Shares. The Common Stock issued under the Plan will come from authorized but unissued shares of Common Stock, treasury shares, purchases by the Company on the open market or from any other proper source. The Company will set aside and reserve for issuance under the Plan the number of shares set forth in Section 3(a) above, as adjusted.
     (d) Registration of Shares. The Award Shares shall be registered pursuant to a Registration Statement on Form S-8 to be filed in compliance with the Securities Act of 1933, as amended (the “Securities Act”).
SECTION 4. Eligibility.
     All directors of the Company who are neither full-time employees of the Company nor officers of the Company shall be participants in the Plan.
SECTION 5. Grants of Award Shares.
     (a) Annual Grants. Each eligible participant serving as a director on the effective date of the Plan shall automatically be granted, on the later of such effective date or the date that shares reserved for issuance under the Plan are registered for sale in accordance with Section 3(d), Two Thousand Two Hundred Fifty (2,250) Award Shares (the “Initial Award Shares”). Each individual who serves as a director of the Company and is an eligible participant shall automatically be granted Two Thousand Two Hundred Fifty (2,250) Award Shares on the first business day after each Annual Meeting of Shareholders of the Company occurring after the effective date of the Plan. Each grant of Award Shares shall be evidenced by an Award Agreement in such form acceptable to the Company and not inconsistent with the terms and conditions specified in this Plan.
     (b) Pro-rata Grants. Each person who first becomes an eligible director after the effective date of the Plan and on a date other than the date of an Annual Meeting of Shareholders of the Company, shall receive, within 30 days of the date such person is appointed as or first becomes a non-employee director, a pro-rata grant of a number of Award Shares equal to the number, rounded up to the nearest whole number, determined by multiplying Two Thousand Two Hundred Fifty (2,250) shares by a fraction, (i) the numerator of which is the number of whole and partial months during the period measured from the date of appointment as an eligible director until the next following May 1st, and (ii) the denominator of which is 12.
SECTION 6. Terms and Conditions.
     (a) Vesting. All of the Award Shares are nonvested and forfeitable when granted under the Plan. The Initial Award Shares granted to directors on the effective date of the Plan shall become vested and nonforfeitable in three (3) equal installments on the respective dates of the Annual Meeting of Shareholders of the Company held in 2007, 2008 and 2009 at which directors are elected; provided that the director’s service with the Company has not earlier terminated. Subsequent annual grants and pro-rata grants of Award Shares shall become vested and nonforfeitable in three (3) equal installments, on the dates that are twelve (12) months, twenty-four (24) months and thirty-six (36) months after the respective date of grant; provided that as of the relevant vesting date the director’s service with the Company has not earlier terminated. If the director’s service with the Company terminates due to death or total disability, the Award Shares that have not previously become vested and nonforfeitable shall become vested and nonforfeitable as of the date that the director’s service with the Company so terminates. If the director’s service with the Company terminates for any reason other than death or total disability, then, unless the Board determines otherwise, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by the director and transferred to the Company upon such termination at no cost to the Company.
     (b) Restrictions on Transfer. Until the Award Shares become vested and nonforfeitable, the Award Shares may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Plan or (ii) treat as the owner of shares, or otherwise accord voting, dividend, distribution or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Plan.
     (c) Shareholder Rights; Share Certificates. Each participating director shall be reflected on the Company’s books as the owner of record of the Award Shares as of the date of grant and shall possess all incidents of ownership of such shares, subject to Subsection (b) of this Section 6, including the right to receive cash dividends with respect to such shares and to vote such shares; provided, that shares of Common Stock distributed in connection with a stock split or stock dividend shall be subject to restrictions on transfer and a risk of forfeiture to the same extent as the Award Shares with respect to which such shares are distributed. The Company will hold the share certificates for safekeeping, or otherwise retain the shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable. Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend to the effect that the director may not sell, assign, transfer, pledge, or hypothecate the Award Shares. All regular cash dividends on the shares held by the Company will be paid directly to the director. As soon as practicable after vesting of the Award Shares, the Company will deliver a share certificate to the director, or deliver shares electronically or in certificate form to the director’s designated broker on the director’s behalf, for such vested Award Shares.
SECTION 7. Deferral of Award Shares.
     (a) Deferral of Award Shares. Directors may elect to defer receipt of Award Shares in accordance with the election procedures set forth below. If a director elects to defer the receipt of Award Shares, the number of Award Shares deferred shall be credited as Stock Units to a bookkeeping reserve account established for the director under the Plan as of the date that the Award

Shares otherwise would have been issued to the director. Each Stock Unit shall represent the right to receive one share of Common Stock when the director’s service with the Company terminates, provided that the Stock Unit has become vested and nonforfeitable on or before such date. Stock Units shall become vested and nonforfeitable at the same time and subject to the same conditions as the corresponding Award Shares to which they relate would have become vested and nonforfeitable but for their deferral of issuance.
     (b) Settlement of Stock Units. All vested Stock Units shall be settled, as soon as practicable after termination of the director’s service with the Company, in the form of shares of Common Stock, provided that any vested fractional Stock Units credited to a director’s bookkeeping reserve account shall be settled in cash. If the director’s service with the Company terminates for any reason other than death or total disability, all Stock Units that are not then vested will be immediately forfeited by the director.
     (c) Deferral Election Procedures. All deferral elections shall be made in accordance with the following procedures:
     (i) An election pursuant to Section 7(a) shall be made by the director by executing and delivering a deferral agreement, in the form approved by the Company, to the Secretary of the Company. The deferral agreement shall become effective with respect to such director as of the first day of January following the date such deferral agreement is received by the Secretary of the Company; provided, that in the case of the first year in which the director becomes eligible to participate in the Plan, the director may execute and deliver a deferral agreement to the Secretary of the Company within 30 days after the date the Director enters the Plan to be effective as of the first day following the date such deferral agreement is received by the Secretary of the Company. For this purpose, each person who is an eligible director on the effective date of the Plan shall enter the Plan on the effective date of the Plan, and each person who later becomes an eligible director shall enter the Plan on the date of appointment as an eligible director. A director’s election shall continue in effect, unless earlier modified by the director, until the director no longer serves as a director of the Company, or, if earlier, until the director ceases to participate in the Plan.
     (ii) A director may unilaterally modify a deferral agreement (either to terminate, increase or decrease the portion of the director’s future grants of Award Shares which are subject to deferral) by providing a written modification of the deferral agreement, in a form approved by the Company, to the Secretary of the Company. The modification shall become effective as of the first day of January following the date such written modification is received by the Secretary of the Company.
     (iii) The Board may from time to time establish policies or rules consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to govern the manner in which deferrals of Award Shares may be made.
     (d) Rights in Respect of Deferred Award Shares. Award Shares that are deferred shall not represent an actual ownership in shares of Common Stock and the director shall have no voting or other rights as a shareholder in respect of Stock Units credited to the director’s bookkeeping reserve account. On each cash dividend payment date with respect to shares of Common Stock, each director who has Stock Units then credited to a bookkeeping reserve account under the Plan shall have credited to such account, as a dividend equivalent payment, additional Stock Units which shall be subject to the same terms and conditions as the Stock Units to which they relate. The number of additional Stock Units to be so credited shall equal: (i) the product of (x) the per-share cash dividend payable with respect to each share of Common Stock on that date, multiplied by (y) the total number of Stock Units which have not been settled or forfeited as of the record date for such dividend, divided by (ii) the Fair Market Value (as defined below) of one share of Common Stock on the payment date of such dividend. For this purpose, “Fair Market Value” as of a given date means (i) the closing sale price for the shares on the Nasdaq National Market System or any national exchange on which shares of Common Stock are traded on such date (or if such market or exchange was not open for trading on such date, the next preceding date on which it was open); or (ii) if the Common Stock is not listed on the Nasdaq National Market System or on an established and recognized exchange, such value as the Board, in good faith, shall determine based on such relevant facts, which may include opinions of independent experts, as may be available to the Board.
     (e) Transferability Of Rights. No director shall have the right to assign any right or interest in any Stock Unit or shares of Common Stock subject to a Stock Unit, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Unit or shares of Common Stock so deferred or any such right or interest, other than by will or the laws of descent and distribution.
SECTION 8. Change in Control.
     (a) Acceleration of Vesting Upon Change-in-Control. In the event of a “Change-in-Control” (as defined below), all Award Shares and Stock Units awarded under this Plan not previously vested and nonforfeitable shall become fully vested and nonforfeitable as of the date of, and immediately before, such Change-in-Control.
     (b) Definition of Change-in-Control. For purposes of this Section 8, a “Change-in-Control” means the happening of any of the following:
     (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 8(b), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than a majority of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”);
     (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company;
     (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; or
     (iv) when, during any period of two (2) consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two (2) year requirement if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this Section 8(b)(iv)).
For purposes of this Section 8(b), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.
SECTION 9. Amendment or Discontinuance.
     The Board may amend, suspend or terminate the Plan or any portion thereof at any time as it determines appropriate, without further action by the Company’s shareholders, except to the extent required by applicable law or by any stock exchanges upon which the Common Stock may be listed; provided, however, that no action of the Board to amend, suspend or terminate the Plan may impair a director’s rights with respect to any grant of Award Shares or Stock Units previously made under the Plan without the director’s consent. Notwithstanding the foregoing, the Plan may be amended by the Board at any time, retroactively if required in the opinion of the Company, in order to ensure that the Plan complies with the requirements of Section 409A of the Code. No such amendment shall be considered prejudicial to any interest of a director.
SECTION 10. Effective Date and Term of Plan.
     The Plan shall become effective on the day after the date of the 2006 Annual Meeting of Shareholders of the Company, subject to the approval of a majority of the shareholders of the Company. Unless sooner terminated by the Board, the Plan shall continue in effect indefinitely until all shares of Common Stock approved for issuance under the Plan by the shareholders of the Company have been issued. Award Shares and Stock Units granted prior to termination of the Plan shall, notwithstanding termination of the Plan, continue to be effective and shall be governed by the Plan.
SECTION 11. Applicability to Other Plans.
     After and subject to shareholder approval of this Plan, no further awards shall be granted under the Company’s Non-Employee Director Stock Option Plan. Outstanding awards under the Company’s Non-Employee Director Stock Option Plan shall remain in effect pursuant to the terms of the agreements governing such awards and shall continue to be governed by the Non-Employee Director Stock Option Plan to the extent applicable.
SECTION 12. Continuation of Director or Other Status
     Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company will retain a participant as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any participant any legal or other right to continue as a director or in any other capacity, or as limiting, interfering with or otherwise affecting the provisions of the Company’s charter, bylaws or the Tennessee Business Corporation Act relating to the removal of directors.
SECTION 13. The Company’s Rights.
     The existence of the Plan, grants of Award Shares, or Stock Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
SECTION 14. No Trust or Fund Created.
     Neither the Plan nor any grant of Award Shares or crediting of Stock Units to a bookkeeping reserve account shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a director or any other person. To the extent that any director or other person acquires a right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
SECTION 15. Governing Law.
     The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Tennessee pertaining to contracts made and to be performed wholly within such jurisdiction.
SECTION 16. 409A Savings Clause.
     It is intended that the Plan comply with Section 409A of the Code. The Plan shall be administered, interpreted and construed in a manner consistent with such Section. Should any provision of this Plan not comply with the provisions of Section 409A of the Code, that provision shall have no affect on the remaining parts of this Plan and this Plan shall be construed and enforced as if such provision had never been inserted herein.

SECTION 17. Compliance with Laws.
     To the extent the Company is unable to or the Board deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares under this Plan, the Company shall be relieved of any liability with respect to the failure to issue such Shares as to which such requisite authority shall not have been obtained.

ATTN: LEGAL DEPARTMENT
430 AIRPORT ROAD
GREENEVILLE, TN 37745
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Forward Air Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forward Air Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FORWA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORWARD AIR CORPORATION
The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

Vote on Directors

1.	Election of Directors for terms that will expire at the 2007
Annual Meeting of Shareholders
01) Bruce A. Campbell           05) C. John Langley, Jr.
02) C. Robert Campbell          06) G. Michael Lynch
03) Andrew C. Clarke             07) Ray A. Mundy
04) Richard W. Hanselman 08) B. Clyde Preslar	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐

3.	Approval of the 2006 Non-Employee Director Stock Plan.	☐	☐	☐

4.	In their discretion, to transact all other business as may properly come before the meeting or any adjournment or postponement thereof.
PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORWARD AIR CORPORATION
          The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Bruce A. Campbell and Andrew C. Clarke, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2006 Annual Meeting of Shareholders to be held at the Hilton Atlanta Airport, 1031 Virginia Avenue, Atlanta, Georgia 30354, on May 23, 2006, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting and on other matters which may properly come before the 2006 Annual Meeting and any adjournments thereof.
          You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.
          This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees and “FOR” Proposals 2 and 3.